UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report:    August 21, 2023
(Date of earliest event reported)

ALBANY INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-10026	14-0462060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

216 Airport Drive Rochester, New Hampshire	03867
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code       603-330-5850

None
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	AIN	The New York Stock Exchange (NYSE)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).
☐    Emerging growth company
☐    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

Item 5.02. Departure of Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Succession

On August 21, 2023, Albany International Corp. (the “Company”) announced that A. William Higgins, its President and Chief Executive Officer, will retire as an officer of the Company on September 1, 2023. Mr. Higgins will remain a member of the Board of Directors (the “Board”). In connection with his retirement, (i) all of Mr. Higgins’ unvested restricted stock units will automatically vest and become payable upon his termination of employment and (ii) his performance-based incentive awards will remain outstanding and have the opportunity to vest, without proration, based on the extent to which performance goals are achieved for the open performance periods.

The Board has appointed Gunnar Kleveland to succeed Mr. Higgins as President and Chief Executive Officer of the Company effective September 1, 2023, and elected Mr. Kleveland to serve as a member of the Board effective that same date. Prior to joining Albany International Corp., Mr. Kleveland, age 54, served in leadership positions in the business segments of Textron Inc. Most recently, he served as the President and Chief Executive Officer of Textron Specialized Vehicles Inc. Previously, Mr. Kleveland was the President of TRU Simulation + Trading Inc. Mr. Kleveland also held the position of Executive Vice President of Integrated Operations for Bell Textron Inc. Prior to joining Textron in 2004, Mr. Kleveland was a fighter pilot in the Royal Norwegian Air Force (RNoAF) and finished his 15-year career in the air force as the Chief of Flight Safety. Mr. Kleveland holds a degree from the RNoAF Academy, a Bachelor of Science in Aeronautics from Embry Riddle Aeronautical University and a Master of Business Administration from Midwestern State University.

On August 21, 2023, the Company entered into an employment agreement with Mr. Kleveland, in connection with his appointment as its President and Chief Executive Officer (the “Kleveland Employment Agreement”). The Kleveland Employment Agreement provides for (i) an annual base salary of $900,000; (ii) an Annual Performance Period (“APP”) award for 2023 in the form of a target cash bonus equal to 100% of his base salary; (iii) a Multi-year Performance Period (“MPP”) award for 2023 in the form of share-settled performance stock units for service performed in 2023, 2024 and 2025 to be determined and paid in 2026 with a grant date value equal to 100% of his 2023 base salary; (iv) a share-settled restricted stock unit (“RSU”) award for a number of shares equal to 100% of his base salary at the time of grant, vesting on March 1 of each of 2024, 2025 and 2026 (each of which are prorated for the actual period employed during the applicable vesting period and subject to his continued employment with the Company through each vesting date); (v) a one-time sign-on award in the form of share-settled RSUs for a number of shares equal to $1.9 million that will vest in three equal installments on March 1, 2024, 2025 and 2026 (subject to his continued employment with the Company through each vesting date); and (vi) eligibility to participate in subsequent year APP and MPP programs.

The Kleveland Employment Agreement also provides that in the event the Company terminates Mr. Kleveland’s employment without “cause” or Mr. Kleveland resigns for “good cause” (as such terms are defined in the Kleveland Employment Agreement) – each a “Qualifying Termination – Mr. Kleveland shall be entitled to severance equal to his gross monthly salary in effect at termination, less applicable withholdings and deductions, for a period of 24-months.

The foregoing description of the Kleveland Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of each of the Kleveland Employment Agreement , a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Retention Bonus Award

On August 18, 2023, the Compensation Committee of the Board granted a special retention incentive in the form of a Special Incentive Award Agreement to the Company’s President – Albany Engineered Composites, Mr. Gregory Harwell.

Pursuant to the Special Incentive Award Agreement, Mr. Harwell will have the opportunity to earn a Performance Share award with a grant date fair value of $1,500,000, subject to his continued employment through December 31, 2024, and the achievement of certain performance objectives by December 31, 2025.

In the event that Mr. Harwell’s employment is involuntarily terminated by the Company without “cause” (as defined in the Special Incentive Award Agreement) prior to achievement of the performance objectives, the special incentive award shall nevertheless be earned and become payable.

The foregoing description of the Special Incentive Award Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Special Incentive Award Agreement, a copy of which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being furnished herewith:

10.3	Kleveland Employment Agreement
10.4	Special Incentive Award Agreement
99.1	Press release dated August 21, 2023

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY INTERNATIONAL CORP.

By:	/s/ Robert D. Starr

Name:	Robert D. Starr
Title:	Executive Vice President and Chief Financial Officer
(Principal Financial Officer)
Date: August 21, 2023

EXHIBIT INDEX

Exhibit No.	Description
10.3	Kleveland Employment Agreement
10.4	Special Incentive Award Agreement
99.1	Press release dated August 21, 2023
104	Inline XBRL cover page.